Exhibit 99.2

Oncocyte Closes Second Investment In Razor Genomics to Complete Acquisition

Oncocyte Becomes Sole Shareholder of Razor, Founding Company of DetermaRx

IRVINE, Calif., February 24, 2021 — Oncocyte Corporation (NYSE American: OCX), a molecular diagnostics company with a mission to provide actionable answers at critical decision points across the cancer care continuum, has closed its previously announced second investment in Razor Genomics (“Razor”), and now owns all of Razor’s outstanding shares. In September 2019 Oncocyte acquired the rights to develop and market Razor’s treatment stratification test, now known as DetermaRx™, Oncocyte’s lead diagnostic test, through certain agreements entered into with Razor. At that time, Oncocyte was granted an option to purchase the outstanding shares of Razor common stock, which Oncocyte agreed to exercise upon the achievement of certain milestones by Razor.

On January 29, 2021, Razor informed Oncocyte that those milestones had been attained. As part of the purchase price for the outstanding common stock of Razor, Oncocyte paid the Razor Shareholders $10 million in cash and issued them 982,318 shares of Oncocyte common stock having a market value of $5 million based on the $5.09 per share average closing price of Oncocyte common stock on the NYSE American over a five-day period immediately prior to Razor achieving the milestones. Oncocyte is now the sole shareholder of Razor.

Ron Andrews, Chief Executive Officer and President of Oncocyte said, “The decision to acquire the rights to develop and market DetermaRx™ from Razor was a game-changing catalyst for our company as it has provided an important treatment decision-making tool for physicians and their patients, and has made us a revenue-generating company. We are very enthusiastic about the adoption of this important test and our growing brand presence in early stage lung cancer. With the January additions to our sales force, we continue our expansion into new service areas with high incident rates of early stage lung cancer and have closed several high-profile accounts over the last thirty days. We look forward to continuing our success with DetermaRx™, as well as to the further development and commercialization of a comprehensive portfolio of treatment and response monitoring diagnostics across the cancer care continuum.”

About Oncocyte Corporation

Oncocyte is a molecular diagnostics company whose mission is to provide actionable answers at critical decision points across the cancer care continuum. The Company, through its proprietary tests and pharmaceutical services business, aims to help save lives and improve outcomes by accelerating and optimizing the diagnosis and treatment of cancer. The Company’s tests and services present multiple opportunities to advance cancer care while also driving revenue growth for the Company. Oncocyte recently launched DetermaRx™, a test that identifies early-stage lung cancer patients who are at high risk for cancer recurrence post-resection and predicts benefit from adjuvant chemotherapy. Oncocyte has also launched DetermaIO™, a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies, as a research use only tool for pharmaceutical and academic clinical trials. To complement DetermaIO™, the company anticipates launching DetermaTx™, a test to assess mutational status of a tumor to help identify the appropriate targeted therapy, in the second half of 2021. The Company previously announced its planned acquisition of Chronix Biomedical Inc. and its TheraSure™ CNI Monitor test, and also plans to continue with the development of DetermaMx™ as the Company seeks to expand into the blood-based monitoring market. Oncocyte’s pharmaceutical services provide pharmaceutical companies who are developing new cancer treatments a full suite of molecular testing services to support the drug development process.

DetermaRx, DetermaIO, DetermaMx, and DetermaTx are trademarks of Oncocyte Corporation. Therasure is a trademark of Chronix Biomedical Inc.

Oncocyte Forward Looking Statements. Oncocyte cautions you that this press release contains forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to the acquisition of Razor Genomics along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, the potential impact of COVID-19 on our or any distributor’s financial and operational results, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of our third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to our or any distributor’s supply chain, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, and the need to obtain third party reimbursement for patients’ use of any diagnostic tests we commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, greater than estimated allocations of resources to develop and commercialize technologies, or failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Bob Yedid

LifeSci Advisors, LLC

646-597-6989

bob@lifesciadvisors.com